Exhibit 8.2

July 14, 2006

Aames Investment Corporation,

350 South Grand Avenue,

Los Angeles, California 90071.

Ladies and Gentlemen:

We have acted as counsel to Aames Investment Corporation (“Aames”), a Maryland corporation, in connection with the planned merger (the “Merger”) of Aames with and into AHL Acquisition, LLC (“Merger Sub”), a Maryland limited liability company and a wholly owned subsidiary of Accredited Home Lenders Holding Company (“Accredited”), a Delaware corporation, pursuant to the Agreement and Plan of Merger dated as of May 24, 2006, by and among Aames, Accredited and Merger Sub, which is part of the registration statement on or about the date hereof on Form S-4 of Accredited (the “Registration Statement”) filed in connection with the Merger.

It is our opinion that the statements in respect of the United States Federal income tax law in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations and assumptions noted therein, set forth the material United States federal income tax considerations generally applicable to the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP